UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Westwood Holdings Group, Inc.

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Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Westwood Holdings Group, Inc., which will be held on Wednesday, April 21, 2010, at 10:00 a.m., Central time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201. The official Notice of Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.

Westwood invites all stockholders to attend the meeting in person. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to Brian O. Casey at Westwood’s principal executive office, by signing and mailing to us a proxy bearing a later date, or by attending the meeting and voting in person.

Sincerely,

March 11, 2010

Brian O. Casey
Chief Executive Officer, President and Secretary

WESTWOOD MANAGEMENT  —  WESTWOOD TRUST

200 CRESCENT COURT, SUITE 1200 — DALLAS, TEXAS 75201 — T.214.756.6900 — F.214.756.6979 — www.westwoodgroup.com

WESTWOOD HOLDINGS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2010

To the Stockholders of Westwood Holdings Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Westwood Holdings Group, Inc. will be held at The Crescent Club at 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Wednesday, April 21, 2010, at 10:00 a.m., Central time, to consider and vote on the following Proposals:

Proposal 1.	The election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;

Proposal 2.	The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2010; and

In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the annual meeting. A holder of shares of our common stock as of the record date is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.

All of our stockholders are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to Brian O. Casey at our principal executive office, by signing and mailing to us a proxy bearing a later date, or by attending the meeting and voting in person.

This proxy statement and proxy card are being mailed to our stockholders on or about March 17, 2010.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2010

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2009 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the Company’s website at http://ir.westwoodgroup.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors
Westwood Holdings Group, Inc.

Brian O. Casey
Chief Executive Officer, President and Secretary

i

WESTWOOD HOLDINGS GROUP, INC.

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2010

GENERAL QUESTIONS AND ANSWERS

The following questions and answers are intended to provide brief answers to frequently asked questions concerning the Proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement.

The Annual Meeting

Q:	When and where is the annual meeting?

A:	The annual meeting will be held on Wednesday, April 21, 2010, at 10:00 a.m., Central time, at The Crescent Club at 200 Crescent Court, Suite 1700, Dallas, Texas 75201.

Procedures for Voting

Q:	Is my proxy revocable and can I change my vote?

A:	You may revoke your proxy at any time before it is voted by doing one of the following:

•	Sending a written notice revoking your proxy to Brian O. Casey, our Secretary, at 200 Crescent Court, Suite 1200, Dallas, Texas 75201;

•	Signing and mailing to us a proxy bearing a later date; or

•	Attending our annual meeting and voting in person.

Q:	Who is entitled to vote?

A:	Only stockholders of record as of the close of business on March 5, 2010, the record date, will be entitled to vote on the Proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	If you are the record holder of your shares, you can vote by attending the annual meeting in person or by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet or telephone. Please consult with your broker if you have any questions regarding the electronic voting of shares held in street name.

Q:	How does broker discretionary authority apply?

A:	If your shares are held by a broker and you give the broker instructions, your shares will be voted as you direct. If you do not give instructions on how to vote your shares with respect to Proposal No. 2, the broker may vote your shares in its discretion. For Proposal No. 1, the broker may not vote your shares in the absence of your specific instructions as to how to vote, because the New York Stock Exchange (“NYSE”) has adopted new rules prohibiting brokers from voting on the election of directors without receiving instructions from the beneficial owner of the shares.

Q.	How will votes be counted?

A.	The annual meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding shares of common stock entitled to vote. As of March 5, 2010, there were 7,310,493 shares of common stock outstanding and entitled to vote on each of the Proposals.

If you have returned a signed proxy card or attend the meeting in person, then you will be considered part of the quorum, even if you do not vote. A withheld vote is the same as an abstention. Abstentions will have no effect on the vote of Proposals 1 and 2.

Broker non-votes occur when proxies submitted by brokers, banks or other nominees holding shares in “street” name do not indicate a vote for some or all of the Proposals because they do not have discretionary voting authority and have not received instructions on how to vote on the Proposals. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes, but they will not otherwise affect the outcome of a vote on Proposals 1 or 2.

Q.	What happens if I do not return my proxy and do not vote at the annual meeting?

A.	Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors or the ratification of Grant Thornton LLP will count towards determining a quorum; however, such abstentions will have no effect on the outcome of the election of our directors or the ratification of Grant Thornton LLP.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of votes and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Our Current Stock Ownership

Q:	What percentage of stock do the directors and officers own?

A:	Our executive officers and directors collectively beneficially owned approximately 1,483,230 shares, or approximately 20.2 percent, of our outstanding common stock as of March 5, 2010.

Q:	Who are the largest principal stockholders?

A:	Based on our review of Schedule 13G, Form 4 and Form 13F filings, as of March 5, 2010, our ten largest institutional stockholders were GAMCO Investors, Inc. (12.9% ownership of our outstanding common stock), Third Avenue Management LLC (6.7%), Royce & Associates (6.5%), BlackRock (4.3%), Wasatch Advisors (3.1%), Vanguard Group (2.9%), Conestoga Capital (2.6%), Wells Fargo & Co. (2.5%), Dimensional Fund Advisors, Inc. (2.4%) and Renaissance Technologies Corp. (1.7%).

Susan M. Byrne, our Chairman and Chief Investment Officer, owned 12.4%, and Brian O. Casey, our President and Chief Executive Officer, owned 4.2% of our outstanding common stock as of March 5, 2010. Our employees and directors, including Ms. Byrne and Mr. Casey, collectively owned approximately 34.9% of our outstanding common stock as of March 5, 2010.

Other Information

Q:	When are the stockholder proposals due for the annual meeting in 2011?

A:	To be included in the proxy statement for the 2011 annual meeting, stockholder proposals must be in writing and must be received by Westwood, at the following address: 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Secretary, no later than November 11, 2010.

Q:	Who is soliciting my proxy and who will pay the solicitation expenses?

A:	We are soliciting your proxy by and on behalf of our Board of Directors, and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of our common stock.

Q:	Who can help answer my additional questions?

A:	Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about this proxy statement, including the procedures for voting their shares, should contact:

William R. Hardcastle, Jr., Chief Financial Officer

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Telephone: (214) 756-6900

This question and answer information section is qualified in its entirety by the more detailed information contained in this proxy statement. You are strongly urged to carefully read this proxy statement in its entirety before you vote.

This proxy statement contains important information that should be read before you vote on the Proposals. You are strongly urged to read the proxy statement in its entirety. You are also strongly urged to read our Annual Report on Form 10-K for the period ended December 31, 2009, which is being sent to you with this proxy statement.

PROPOSAL 1:

Election of Directors

Our bylaws provide that the Board of Directors will consist of between three and eleven directors, as determined from time to time by resolution of the board. The Board of Directors has set the number of directors at nine, all of whose terms expire as of the 2010 Annual Meeting. Frederick R. Meyer will not stand for re-election upon the expiration of his current term. Because Mr. Meyer will not stand for re-election, the Board of Directors has nominated only eight persons to be elected as directors at the 2010 Annual Meeting, and, following the expiration of Mr. Meyer’s term, the Board of Directors intends to decrease the number of directors on the Board of Directors to eight by resolution. Proxies may not be voted for more than eight directors. Each director elected at the 2010 Annual Meeting will serve until the 2011 annual meeting and until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. The Board of Directors, upon the recommendation of the Governance/Nominating Committee, has nominated the nominees listed below. Each nominee has consented to being named in this proxy statement and to serve if elected.

We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.

Each stockholder is entitled to cast one vote for each share of common stock held by them at the close of business on March 5, 2010. A plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the election of the directors. A plurality means receiving the largest number of votes, regardless of whether that is a majority. Votes may be cast in favor of the director nominee or withheld. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the proxy card. Broker non-votes, abstentions and votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

Nominees

The persons nominated to be directors are listed below. The following information is submitted concerning the nominees for election as directors:

Name	Age	Position With Westwood
Brian O. Casey	46	Chief Executive Officer, President, Secretary and Director

Susan M. Byrne	63	Chairman of the Board of Directors, Chief Investment Officer and Director

Tom C. Davis	61	Director

Richard M. Frank	62	Director

Robert D. McTeer	67	Director

Jon L. Mosle, Jr.	80	Director

Geoffrey R. Norman	66	Director

Raymond E. Wooldridge	71	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

The biographical information for each director nominee is set forth below.

Brian O. Casey has served as Chief Executive Officer of Westwood since January 2006, as President, Secretary and director of Westwood since its inception in December 2001, and as Chief Operating Officer of Westwood from 2001 to 2005. Mr. Casey has served as Chief Executive Officer of Westwood Management since January 2006, as Secretary since 2003, as President since 2002, and as a director since 2000. Mr. Casey served as Chief Operating Officer of Westwood Management from 2000 to 2005, as Executive Vice President from 2000 to 2002, and as Vice President from 1992 to 1996. Mr. Casey has served as President and director of Westwood Trust since 1996. Since 2002, Mr. Casey has served on the Tartan Board of Directors, a group exclusively devoted to raising money for the Texas Scottish Rite Hospital for Children. Since 2006, he has been a member of the Governor’s Business Council for the State of Texas. He was appointed in 2008 to the board of the Baylor Health Care System Foundation, which helps raise money to support Baylor Health Care System’s mission of patient care, education, research and community service. We believe Mr. Casey’s qualifications to serve on our Board of Directors include his significant expertise regarding the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole.

Susan M. Byrne has served as Chief Investment Officer of Westwood since January 2006, and has served as Chairman of the Board of Directors and director of Westwood since its inception in December 2001, and as its Chief Executive Officer from December 2001 to December 2005. Ms. Byrne is the founder of Westwood Management, and has served as its Chairman of the Board and Chief Investment Officer since 1983, as Chief Executive Officer from 1983 to 2005, and as President from 1983 to 2002. She served as a director of Westwood Trust from 1996 to 1999. Ms. Byrne serves as a member of the Board of Grace Presbyterian Ministries Foundation. She served as a member of the Board of the University of Texas Investment Management Company from 1996 to 2004 and as a member of the Board of Trustees for the City of Dallas Employees Retirement Fund from 1998 to 2003. We believe Ms. Byrne’s qualifications to serve on our Board of Directors include her significant expertise regarding the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole.

Tom C. Davis has served as a director of Westwood since April 2004. He served as a director of Westwood Trust from March 2004 to December 2006. Since March 2001, he has served as Chief Executive Officer of The Concorde Group, a private investment firm. Mr. Davis serves on the Board of Directors of Dean Foods Company (NYSE), a dairy and branded foods business; Affirmative Insurance Holdings, Inc. (NASDAQ), an integrated, non-standard auto insurance business; and Bluffview Advisors, LLC, an inactive registered broker-dealer headquartered in Dallas, Texas. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette) from March 1984 to February 2001. We believe Mr. Davis’ qualifications to serve on our Board of Directors include his expertise within the financial services industry as well as his experience with public company oversight through his other directorships.

Richard M. Frank has served as a director of Westwood and Westwood Trust since February 2006. Since December 2008, Mr. Frank has served as Executive Chairman of the Board of CEC Entertainment, Inc. (“CEC”), a Dallas-based NYSE company that operates a chain of pizza and children’s entertainment restaurants. He has served as a Director of CEC since June 1985. He served as Chairman of the Board and Chief Executive Officer of CEC from March 1986 to December 2008, and served as CEC’s President and Chief Operating Officer from June 1985 until October 1988. We believe Mr. Frank’s qualifications to serve on our Board of Directors include his expertise with regards to executive and board level oversight of a public company through his significant experience as chief executive, chairman and director of CEC.

Robert D. McTeer has served as a director of Westwood and Westwood Trust since July 2007. Mr. McTeer has served as a Distinguished Fellow at the National Center for Policy Analysis (NCPA) since January 2007. Prior to joining the NCPA, he was Chancellor of the Texas A&M University System from November 2004 through November 2006. Before that, he had a 36-year career with the Federal Reserve System, including approximately 14 years as President of the Federal Reserve Bank of Dallas and a member of the Federal Open Market Committee (FOMC). Mr. McTeer currently serves on the Board of Directors of Refocus Group, a private company based in Dallas engaged in research and development of surgical procedures for vision disorders. He also serves as a Director of Aquinas Companies, a private company based in Houston primarily engaged in construction, and as a Director of Beal Bank Plano and Beal Bank Nevada, both private companies. He is a former Director of Guaranty Bank, a public company, the University of Georgia’s College of Business, and the National Council on Economic Education, a non-profit entity. He is a former Director and President of the Association of Private Enterprise Education, a non-profit entity. We believe Mr. McTeer’s qualifications to serve on our Board of Directors include his expertise related to the financial services industry and financial markets as well as his experience with public company oversight through his prior experience on the Board of Directors of Guaranty Bank.

Jon L. Mosle, Jr. has served as a director of Westwood since its inception in December 2001 and as a director of Westwood Trust since February 2006. Mr. Mosle served as Director of SWS Group, Inc. (“SWS”) from 1991 to 2009. He served as Director of Private Capital Management for Ameritrust Texas Corporation from 1984 to 1992. From 1954 to 1984, he was affiliated with Rotan Mosle, Inc., a regional NYSE member firm, which was acquired by PaineWebber Incorporated in 1983. His roles at Rotan Mosle, Inc. included supervisory responsibility for over-the-counter trading and municipal departments, as well as participating in corporate finance activities. He served as branch manager, regional manager, Vice Chairman of the Board and member of Rotan Mosle, Inc.’s operating committee. We believe Mr. Mosle’s qualifications to serve on our Board of Directors include his expertise within the financial services industry in the areas of operational, financial and executive oversight as well as his experience with public company oversight through his prior experience on the Board of Directors of SWS. In addition to the foregoing qualifications, as a former director of SWS, Mr. Mosle developed intimate knowledge of the Company’s operations, firm history and competitive landscape.

Geoffrey R. Norman has served as a director of Westwood and Westwood Trust since April 2007. He has been an independent consultant to General Electric since 2004. He was employed by General Electric from 1968 to 2004, serving in various roles including Comptroller of GE Española, Chief Financial Officer of GE International Contractor Equipment, Vice President & Treasurer of GE Capital, and Executive Vice President of GE Asset Management from April 1988 to March 2004. He is currently a member of the Board of Trustees of the Canadian General Electric Pension Trust. He also serves on advisory boards for QD Technology, a start-up software company; and buildOn, a not-for-profit entity that builds schools in underdeveloped countries and organizes after-school clubs in US high schools. Mr. Norman serves as an advisor to 5AM Ventures, an early-stage venture capital biotech firm. We believe Mr. Norman’s qualifications to serve on our Board of Directors include his expertise within the financial services industry and specific experience in the asset management industry as well as his experience with executive and financial oversight at General Electric.

Raymond E. Wooldridge has served as a director of Westwood since its inception in December 2001. He has served as a director of Westwood Trust since 2000. He is a director of CEC Entertainment, Inc., a Dallas-based NYSE company that operates a chain of pizza and children’s entertainment restaurants. He is Chairman of the Board of Reeves Bancshares, Inc., a one bank holding company whose principal subsidiary is Stockmans Bank, which serves southwestern Oklahoma. Mr. Wooldridge was a Director for Davidson Companies, Inc., a financial services holding company headquartered in Montana, from 1994 to 2009. He also served as a Director of Davidson Trust Company, a wealth management and trust firm, from 2001 to 2005. From 1986 to 1999, he was a director of SWS; from 1996 to 1999, he served as the Vice Chairman and Chairman of the Executive Committee of SWS; from 1993 to 1996, he served as Chief Executive Officer of SWS; and from 1986 to 1993, he served as President and Chief Operating Officer of SWS. He is a past Chairman of the National Securities Clearing Corporation, a national clearing agency registered with the SEC and past Vice Chairman of the Board of Governors of the National Association of Securities Dealers. We believe Mr. Wooldridge’s qualifications to serve on our Board of Directors include his expertise within the financial services industry in the areas of operational, financial and executive oversight as well as his experience with public company oversight through other current and prior directorships. In addition to the foregoing qualifications, as a former senior executive and director of SWS Group, Inc., Mr. Wooldridge developed intimate knowledge of the Company’s operations, firm history and competitive landscape.

Corporate Governance Information

The Board of Directors held five meetings during 2009. All of the members of the Board of Directors attended at least seventy-five percent of the meetings held in 2009. The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The membership and duties of these committees are described below.

Independent Directors (1)	Audit Committee	Compensation Committee	Governance/Nominating Committee
Tom C. Davis	M		M
Richard M. Frank	M	M	M
Robert D. McTeer	M
Frederick R. Meyer (2)	M	C
Jon L. Mosle, Jr.	M		C
Geoffrey R. Norman	M	M
Raymond E. Wooldridge (3)	C	M	M

M	Committee member

C	Committee chairman

(1)	The Board of Directors has determined that all members of the Audit, Compensation and Governance/Nominating Committees are “independent directors” within the meaning of the NYSE Corporate Governance Listing Standards.

(2)	The Board of Directors has determined that Mr. Frederick R. Meyer and Tom C. Davis are each qualified as an Audit Committee financial expert within the meaning of the regulations of the Securities and Exchange Commission (“SEC”), and have accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Listing Standards. Mr. Meyer will not stand for re-election at the 2010 Annual Meeting.

(3)	Raymond E. Wooldridge is Lead Director, and, as such, he chairs executive sessions of the Board of Directors.

Board Committees

Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which the Audit Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Audit Committee monitors our independent auditors as well as the preparation of our financial statements. The Audit Committee considers and selects an independent accounting firm to conduct the annual audit, monitors the independence of our independent accountants and monitors our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for reviewing reports from our management relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The Audit Committee is also responsible for inquiring of our management and independent auditors regarding the appropriateness of the accounting principles we follow, as well as reviewing changes in accounting principles and their impact on our financial statements in terms of scope of audits conducted or scheduled to be conducted. The Audit Committee is further responsible for preparing a report stating, among other things, whether our audited financial statements should be included in our Annual Report. The Audit Committee met five times during 2009. All of the members of the Audit Committee attended at least seventy-five percent of the meetings held in 2009.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The Compensation Committee authorizes and determines all compensation for our executive officers, administers our incentive compensation plans in accordance with the powers and authority granted in such plans, determines any incentive awards to be made to our officers, administers all of our stock incentive plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Code Section 162(m) and administers other matters relating to compensation or benefits. The Compensation Committee met six times during 2009. All of the members of the Compensation Committee attended at least seventy-five percent of the meetings held in 2009.

Governance/Nominating Committee. The Governance/Nominating Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The Governance/Nominating Committee’s responsibilities relate to corporate governance and the identification and evaluation of Board candidates. The primary function of the Governance/Nominating Committee is to develop and oversee the application of corporate governance principles to Westwood, to identify qualified candidates for Board membership and recommend to the Board director nominees to be voted on at the annual meeting of stockholders, and communicate with members of the Board regarding Board and committee meeting format and procedures. The Governance/Nominating Committee met five times during 2009. All of the members of the Governance/Nominating Committee attended at least seventy-five percent of the meetings held in 2009.

Director Independence

Our Board of Directors has adopted Corporate Governance Guidelines. The full text of the Guidelines is available on our website at www.westwoodgroup.com. In addition, a copy of the Guidelines is available upon written request to our Corporate Secretary at our principal executive office.

Pursuant to our Corporate Governance Guidelines, a majority of the members of our Board of Directors as well as all members of each committee of the Board must be non-management directors who meet the “independence” requirements of the NYSE Corporate Governance Listing Standards and other governing laws and regulations. In addition, all members of the Audit Committee must meet additional “independence” standards required under the Securities Exchange Act of 1934. In February 2010, our Board of Directors undertook its annual review of director independence. In that review, the Board of Directors reviewed directors’ responses to a questionnaire asking about their relationships with us (and those of their family members) and other potential conflicts of interest. In connection therewith, our Board of Directors specifically considered that Messrs. Mosle and Wooldridge each have a current or former relationship with SWS Group, Inc., or SWS, the company from which we were spun-off in 2002. In addition, our Board of Directors was aware that certain of our directors and individuals or entities affiliated with such directors have asset management accounts that are held by one of our subsidiaries and managed by us. After noting such items, and based upon its review, the Board of Directors unanimously decided that none of these relationships constituted a material relationship with us that would affect the “independence” of any such director under the NYSE rules.

As a result, the Board affirmatively determined that all of the directors nominated for election at the 2010 Annual Meeting are “independent” as defined under SEC and NYSE rules, with the exception of Ms. Byrne and Mr. Casey (each of whom is an executive officer of our company).

Board Leadership Structure

Our Board of Directors currently separates the roles of Chief Executive Officer and Chairman of the Board, although the Board does not have a policy in place that requires these two roles to remain separate. Brian O. Casey is our President and Chief Executive Officer, and Susan M. Byrne is our Chairman of the Board and Chief Investment Officer. As Chief Executive Officer, Mr. Casey has primary responsibility for the day-to-day operations of the Company and provides leadership on the Company’s key strategic objectives. As Chairman of the Board, Ms. Byrne provides leadership to the Board and chairs its meetings.

Pursuant to our Corporate Governance Guidelines, if the Chairman of the Board is an employee of the Company, the Board will designate a non-management director as the “Lead Director.” Since Ms. Byrne, the Chairman of the Board, is an executive officer of the Company, the Board has appointed Raymond E. Wooldridge to serve as Lead Director, and, as such, he chairs executive sessions of the non-management directors. In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session outside of the presence of management on a regular basis.

With a supermajority of independent directors, an Audit Committee, a Compensation Committee and a Governance/Nominating Committee each comprised entirely of independent directors, and a Lead Director to chair all executive sessions of the non-management directors, the Board of Directors believes that its existing leadership structure provides an appropriate balance that best serves the Company and its stockholders.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, the Company’s internal auditor and Grant Thornton LLP. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, and particularly risks the Company’s compensation policies pose to the Company’s finances, human resources and stockholders. The Governance/Nominating Committee is responsible for overseeing risks relating to overall corporate governance and Board succession planning. To satisfy these oversight responsibilities, the Governance/Nominating Committee annually reviews board composition and board and committee performance and periodically reports to the Board on corporate governance matters.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	Use of long-term equity-based incentive compensation;

•	Limits on annual cash incentive awards;

•	Vesting periods for equity-based compensation awards that encourage executives and other key employees to focus on sustained stock price appreciation;

•	The Committee’s discretionary authority to adjust annual incentive awards, which helps mitigate business risks associated with such awards;

•	The Company’s internal control over financial reporting and other financial, operational and compliance policies and practices currently in place;

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security; and

•	Design of long-term compensation to reward executives and other key employees for driving sustainable, profitable, growth for stockholders and clients.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Nominees

The Board of Directors has delegated to the Governance/Nominating Committee its responsibilities relating to Board selection. The Governance/Nominating Committee of the Board has the responsibility for identifying potential candidates for Board membership and for making a recommendation to the Board of a slate of director candidates to stand for election at the annual meeting of our stockholders. The Governance/Nominating Committee seeks to identify, and the Board selects, director candidates who (i) have significant business or public experience that is relevant and beneficial to the Board and Westwood, (ii) are willing and able to make a sufficient time commitment to the affairs of Westwood in order to effectively perform the duties of a director, including regular attendance of Board meetings and committee meetings, (iii) are committed to the long-term growth and profitability of Westwood, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management and (vi) represent the interests of Westwood as a whole and not only the interests of a particular stockholder or group. The Governance/Nominating Committee does not have a specific policy related to diversity in identifying director candidates but rather uses the criteria listed above. The Governance/Nominating Committee believes these criteria are the key factors in identifying qualified director candidates.

The Governance/Nominating Committee has a policy of considering new director candidates recommended by our stockholders to the extent such recommendations are made in compliance with the following procedures. A stockholder that wishes to recommend a candidate for nomination to be elected to our Board of Directors for inclusion in the proxy statement for an annual meeting must submit a written notice of his or her recommendation of a candidate to our Corporate Secretary at our principal executive office. The submission must be received at our principal executive office not less than 120 calendar days before the one year anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2011 annual meeting, the deadline is November 11, 2010. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee based on the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee, as described in the previous paragraph.

In order to be valid, a stockholder’s notice to the Corporate Secretary must set forth (i) the name and address, as they appear on our books, of the stockholder recommending such candidate, (ii) the class and number of shares of Westwood that are beneficially owned by the stockholder, (iii) the name, age, business address and residence address of each candidate proposed in the notice, (iv) each candidate’s biographical data and qualifications, (v) the class and number of shares of Westwood stock beneficially owned by the candidate, if any, (vi) a description of all arrangements or understandings between the stockholder and each candidate and any other persons pursuant to which the stockholder is making the recommendation, and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the stockholder proposes to recommend for election or re-election as a director, including the candidate’s signed written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

For the 2010 Annual Meeting, our Governance/Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders), including any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Communications with the Board

Stockholders or other interested parties may communicate with the Board of Directors or particular Board members (including our Lead Director or non-management directors as a group) by mailing a written communication to our Corporate Compliance Officer at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by email to compliance@westwoodgroup.com or by telephone to 214-756-6900. All communications are received and processed by the Corporate Compliance Officer before being referred to the appropriate Board member(s). Complaints relating to our accounting, internal accounting controls or auditing matters and concerns regarding questionable accounting or auditing matters are referred to the Chairman of the Audit Committee. Other communications intended for the Board of Directors at large are referred to our Lead Director, while communications intended for specific Board members are referred to those Board members. Advertisements, solicitations for periodical or other subscriptions, and similar communication are not forwarded to Board members. In the event that a complaint or concern appears to involve the Corporate Compliance Officer, then the stockholder or other interested party is encouraged to directly contact the Chairman of the Audit Committee, Raymond E. Wooldridge, at rwooldridge@westwoodgroup.com.

Stockholders may also communicate directly with Board members at the annual meetings of stockholders, as it is our policy that Board members should attend such meetings and make themselves available to address any matters properly brought before the meetings. All of our Board members attended the 2009 annual meeting of stockholders.

Code of Ethics

All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of the Code is available on our website at www.westwoodgroup.com. In addition, a copy of the Code is available upon written request to our Corporate Secretary at our principal executive office. We intend to post amendments to or waivers from the Code as required by applicable rules at this location on our website.

Our employees are required to report any conduct that they believe could in any way be construed as a fraudulent or illegal act or otherwise in violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Director Compensation

We pay each non-employee member of our Board of Directors a $4,000 annual retainer, $4,000 for each regularly scheduled quarterly meeting of the Board of Directors attended by the member and $1,000 per Board or committee meeting attended other than regularly scheduled quarterly meetings. The Chairman of the Audit Committee receives an additional $4,000 annual retainer. Additionally, upon election or re-election as a member of our Board of Directors, each non-employee director is awarded 1,500 restricted shares of our common stock, which vest approximately 12 months from the date of grant. The Compensation Committee reviews our compensation arrangements for directors from time to time. Brian O. Casey, our President and Chief Executive Officer, and Susan M. Byrne, our Chairman of the Board and Chief Investment Officer, are not included in this table as they are Company employees and receive no compensation for their service as directors. The Company’s executive officers do not make recommendations regarding the non-employee directors’ compensation.

2009 Director Summary Compensation Table

Name (a)	Fees Earned ($) (b)	Stock Awards ($) (c)	Total ($) (h)
Tom C. Davis	21,000	62,055	83,055
Richard M. Frank	22,000	62,055	84,055
Robert D. McTeer	17,000	62,055	79,055
Frederick R. Meyer	22,000	62,055	84,055
Jon L. Mosle, Jr.	21,000	62,055	83,055
Geoffrey R. Norman	22,000	62,055	84,055
Raymond E. Wooldridge	26,000	62,055	88,055

Notes, by column letter:

(c)	The amounts contained in column (c) reflect the aggregate grant date fair value of the time-vested restricted stock granted to directors in 2009 in accordance with Accounting Standards Codification 718 (“ASC 718”), “Stock Compensation” (formerly FASB Statement No. 123(R)) (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in footnote 9 “Employee Benefits” of our audited financial statements, which are included in our 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. All restricted stock grants were made under the Company’s Stock Incentive Plan and are subject to vesting conditions.

As of December 31, 2009, the directors held the following unvested restricted shares and unexercised stock options:

Name (a)	Unvested restricted shares (b)	Stock options outstanding and exercisable (c)
Tom C. Davis	1,500	—
Richard M. Frank	1,500	—
Robert D. McTeer	1,500	—
Frederick R. Meyer	1,500	—
Jon L. Mosle, Jr.	1,500	—
Geoffrey R. Norman	1,500	—
Raymond E. Wooldridge	1,500	2,500

Notes, by column letter:

(b)	Unvested restricted shares were issued July 23, 2009 at a grant price of $41.37 per share, at a grant date fair value of $62,055 per director, have a vesting date of July 1, 2010 and are subject to such director’s continued service as a director through the vesting date.

(c)	Stock options outstanding were issued in July 2002, have an exercise price of $12.90 per share and have a term of ten years from the date of grant.

EXECUTIVE OFFICERS

Biographical information regarding Westwood’s current executive officers and other key employees is as follows:

Brian O. Casey. See biographical information under the caption Proposal 1 – Election of Directors.

Susan M. Byrne. See biographical information under the caption Proposal 1 – Election of Directors.

William R. Hardcastle, Jr., age 42, has served as Vice President and Chief Financial Officer of Westwood since July 2005. Mr. Hardcastle served as Treasurer of Westwood from July 2002 to July 2005 and as Assistant to the President of Westwood from December 2001 to July 2002.

There are no family relationships among the directors, executive officers and other key employees of Westwood.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) annually reviews and approves our executive compensation strategy and principles to ascertain whether they are aligned with our business strategy and objectives, stockholder interests, desired behaviors and corporate culture. The Committee aims to set our named executive officers’ total compensation at a level that is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other key employees of the Company.

The Company has only three executive officers. Brian O. Casey serves as our President and Chief Executive Officer, Susan M. Byrne serves as our Chief Investment Officer and Chairman of the Board, and William R. Hardcastle, Jr. serves as our Chief Financial Officer. These individuals are sometimes referred to in this proxy statement collectively as our “named executive officers.”

Compensation Philosophy and Objectives

As an asset management firm, one of our greatest assets is the collective skill, experience and efforts of all of our employees, including our named executive officers. Our long-term success depends on our ability to provide superior investment returns and attentive service to our clients. To achieve these goals, it is critical that we are able to attract, retain and motivate talented professionals within all levels of our Company that are committed to our core values of integrity, honesty and excellence as well as to properly align their incentives with our stockholders and clients. The Committee believes that compensation paid to the named executive officers should:

•	closely align incentives for executives with our performance on both a short-term and long-term basis; and

•	enable us to attract, retain and motivate executives critical to our long-term success.

The Committee evaluates both performance and compensation relative to other peer companies to ensure that we maintain our ability to attract and retain superior employees in key positions. Our compensation program seeks to compensate the named executive officers at a level that is competitive with similar firms in the asset management industry and to align executives’ incentives with stockholders and clients. The compensation program is designed to reward individual and company-wide performance as well as recognize the executives’ contribution to serving our clients and creating value for our stockholders. To that end, the compensation program for the named executive officers consists of a combination of base salary, cash incentive bonus awards, long-term equity-based incentive awards, and employee and post-retirement benefits.

Role of Executive Officers in Compensation Decisions

The Committee receives a recommendation on the level and form of the Chief Financial Officer’s compensation from the Chief Executive Officer and the Chief Investment Officer. The Chief Executive Officer and the Chief Investment Officer’s recommendations are based upon their annual review of the Chief Financial Officer’s performance. In 2009, the Chief Financial Officer’s performance evaluation was based on the achievement of subjective qualitative goals that apply to all employees, quantitative goals that apply to his specific job responsibilities, his oversight of our financial reporting process and internal control over financial reporting, his contribution to our strategic initiatives, and other leadership accomplishments.

The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, annual cash incentive bonus awards and long-term equity-based incentive awards, are presented to the Committee for its approval. The Committee has complete discretion to accept, reject or modify the recommendation regarding the Chief Financial Officer’s level and form of compensation. In 2009, the Committee accepted, without modification, the level and form of the Chief Financial Officer’s compensation that was recommended by the Chief Executive Officer and the Chief Investment Officer.

The Chief Executive Officer and the Chief Investment Officer do not make recommendations regarding their compensation to the Committee.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our executive compensation program to motivate the named executive officers to achieve the business goals set by us and to reward the executives for achieving such goals. In establishing total compensation for the named executive officers, the Committee performs the following reviews:

•

Assessment of Company Performance. In establishing total compensation, the Committee considers measures of company performance, primarily profitability. With respect to setting annual base salaries for all named executive officers and incentive cash and equity-based compensation for the Chief Financial Officer, the Committee does not apply a formula or assign weights to these performance measures, but rather considers such measures collectively. With respect to the Chief Executive Officer and the Chief Investment Officer, the Committee has established formulas based on company profitability, which have been approved by our stockholders, to determine the size of performance-based cash and equity-based incentive awards, which are discussed in more detail below. The Committee retains discretion to reduce the formula amounts of annual performance-based cash incentive compensation payable to our Chief Executive Officer and Chief Investment Officer as further discussed below.

•

Assessment of Individual Performance. Individual performance has an impact on the compensation of all Company employees, including the named executive officers. Annually, the Committee reviews the performance of both the Chief Executive Officer and the Chief Investment Officer for the prior year. As discussed above, the Chief Executive Officer and the Chief Investment Officer review the annual performance of the Chief Financial Officer and the results of such review are reported to the Committee.

•

Market Compensation Data. The Committee reviews each component of the named executive officer’s total compensation against the McLagan Investment Management Survey (the “McLagan Survey”), which is a widely used source for compensation information for approximately fifty-six public and private investment management firms. The McLagan Survey provides the Committee with relevant market data on compensation practices and trends in the U.S. asset management industry.

•

Peer Group Analysis. The Committee also compares each component of the named executive officer’s total compensation against a peer group of publicly traded asset management companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

• Affiliated Managers Group, Inc.	• GAMCO Investors, Inc.

• Calamos Asset Management, Inc.	• T. Rowe Price Group, Inc.

• Cohen & Steers, Inc.	• Waddell & Reed Financial Inc.

• Epoch Investment Partners, Inc.

Most of the companies that comprise the Compensation Peer Group are much larger companies than us in terms of assets under management and revenues and have greater resources than we do. The Committee realizes this size disparity and takes the disparity into account when looking at the Compensation Peer Group in the context of evaluating and setting compensation for our named executive officers. The Committee considers the compensation information provided by both the Compensation Peer Group and the McLagan Survey as equally relevant and important, with neither source of market compensation data being a decisive factor in setting executive compensation levels. As such, the Committee does not target a specific percentile within the Compensation Peer Group or the McLagan Survey, but rather uses the levels of compensation set forth therein as a guide in evaluating and setting each component of the named executive officers’ total compensation.

There is no pre-established target for the allocation between (i) cash and equity-based compensation and (ii) short-term and long-term incentive compensation. Rather, the Committee considers information provided by the McLagan Survey and peer group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. However, equity-based compensation has recently been used in place of larger increases in cash compensation, as the Committee believes that a larger allocation to long-term equity-based incentive awards provides better alignment of interests between employees, stockholders and clients. Furthermore, as executives progress to higher levels in the Company, their ability to directly impact our performance increases and our need to retain these executives increases; as a result, they receive a larger allocation of their total compensation in the form of long-term equity-based incentive compensation compared to other Company employees.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for named executive officers were:

•	base salary;

•	cash incentive bonus awards;

•	long-term equity-based incentive awards; and

•	employee and post-retirement benefits.

Base Salary

Base salary is the fixed component of the named executive officer’s annual cash compensation. We provide named executive officers with a base salary to compensate them for services rendered during the fiscal year and in recognition of their expertise, skills, knowledge and experience. In 2009, the Chief Executive Officer and the Chief Investment Officer were paid a base salary of $450,000 and $750,000, respectively, which was the minimum base salary stipulated in their respective employment agreements. The material terms of these employment agreements are summarized below. The Chief Financial Officer was paid a base salary of $175,000 in 2009.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Salary levels and increases in salary, if any, are set by the Committee at levels they deem appropriate based on an evaluation of such factors as the level of responsibility, individual performance, level of pay both of the named executive officer in question and other similarly situated executives, and market compensation data of peer companies. In 2009, the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer did not receive an increase in their base salaries as a result of the Committee’s desire to place a greater emphasis on cash and equity-based incentive awards to further align the executive compensation program with the long-term interests of our stockholders and clients.

Annual Cash Incentive Awards

The Committee believes that cash incentive awards promote high performance and achievement of corporate goals and objectives by our named executive officers, encourage growth of stockholder value, and allow our named executive officers to participate in our growth and profitability.

In 2009, the Committee granted the Chief Financial Officer an annual cash incentive award from a Company-wide bonus pool, that does not include the Chief Executive Officer and the Chief Investment Officer, of $110,000, representing a 3% decrease compared to his 2008 award. The Chief Financial Officer’s 2009 annual cash incentive award was recommended to the Committee by the Chief Executive Officer and the Chief Investment Officer. The Committee approved the Chief Financial Officer’s 2009 annual cash incentive award based upon (i) the results of the Chief Financial Officer’s performance evaluation as discussed above, (ii) overall Company performance, and (iii) a determination that the award was reasonable relative to market compensation data of peer companies. The Chief Financial Officer’s annual cash incentive award that was earned in 2009 and paid in July 2009, February 2010 and July 2010 is listed in column (d) in the “2009 Summary Compensation Table.”

Performance-based annual cash incentive awards for the Chief Executive Officer and the Chief Investment Officer are determined based on the formula described below, which is subject to the Committee’s oversight and reduction. On April 27, 2006, the Company’s stockholders approved the formula for performance-based annual cash incentive awards that may be earned by the Chief Executive Officer and the Chief Investment Officer. For the Chief Executive Officer, the performance-based annual cash incentive award is a maximum of 3% of our adjusted pre-tax income. For the Chief Investment Officer, the performance-based annual cash incentive award is a maximum of 8% of our adjusted pre-tax income. The Committee has discretion to reduce the amount determined by these formulas for any year. The Committee did not exercise its discretion to reduce the Chief Executive Officer’s nor the Chief Investment Officer’s award for 2009.

The Committee chose adjusted pre-tax income as the basis for the performance formula because it believes that such performance measure is a meaningful indicator of our performance and profitability and also believes that structuring the performance-based annual incentive award in this way closely aligns the interests of these executives with our stockholders. The Committee chose the 3% and 8% levels based on its review of market compensation data of peer companies as well as its judgment of the proper allocation of performance-based incentive awards to total compensation of these executives.

Our adjusted pre-tax income is determined based on our audited financial statements and is equal to our income before income taxes increased by the expenses incurred for the year for (i) the annual cash incentive awards earned by the Chief Executive Officer and the Chief Investment Officer, (ii) incentive compensation for all other Company employees, and (iii) performance-based restricted stock awards to the Chief Executive Officer and the Chief Investment Officer. The Company’s adjusted pre-tax income for 2009 was $19,920,273. The Chief Executive Officer’s and the Chief Investment Officer’s performance-based annual cash incentive awards that were earned in 2009 and paid in February 2010 are listed in column (f) in the “2009 Summary Compensation Table.”

The Committee may also grant discretionary bonus awards of stock, cash or any combination of stock and cash to our officers and key employees in such amounts and subject to such terms and conditions as the Committee may determine. The Committee intends to utilize annual incentive awards and performance-based annual incentive awards as the primary means of granting cash incentive bonus awards to our named executive officers. The Committee did not grant any discretionary bonus awards in 2009.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentive awards are designed to align the interests of our named executive officers, as well as our other employees, with the interests of our clients and stockholders. Equity-based awards also encourage our named executive officers and other employees to focus on our long-term performance. While the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) authorizes the grant of several types of long-term equity-based incentive awards, the Committee currently expects that its equity-based awards will be limited to time-vested restricted stock awards and performance-based restricted stock awards. Long-term equity-based incentive awards are a key component of our overall compensation program and we believe it has enabled us to attract, retain and motivate talented professionals. The Committee also believes that restricted stock is the most effective equity-based award to accomplish these objectives, as it best conveys the concept of ownership to grantees and, subject to Committee discretion, allows them to vote the shares and to receive dividends on their unvested shares.

The vesting of restricted shares of our common stock may be conditioned upon the lapse of time and/or the satisfaction of performance and other conditions determined by the Committee. Unless the Committee determines otherwise, the recipient of restricted shares will generally have the rights and privileges of a stockholder with respect to the right to receive dividends and the right to vote the shares. Dividends are paid on awards of restricted stock at the same rate that is paid to all stockholders generally. None of the restricted shares may be sold, transferred, or pledged during the restricted period. Except for termination due to death or as otherwise set forth in an employment agreement or determined by the Committee, all restricted shares are forfeited, and all rights to the shares terminate, if the recipient ceases to be an employee before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by the Committee with respect to the shares.

The Committee has utilized restricted stock awards as a meaningful component of total compensation paid to the named executive officers as well as other employees. Equity-based compensation has recently been used in place of larger increases in cash compensation, as the Committee believes that a larger allocation to long-term equity-based incentive awards provides better alignment of interests between employees, stockholders and clients. These awards also allow all employees to participate in any growth in our value to which they contribute.

Time-Vested Restricted Stock Awards

The Committee may grant time-vested restricted stock awards. Since 2006, the Chief Executive Officer and the Chief Investment Officer have not received time-vested restricted stock awards, but instead received a performance-based restricted stock award, as described below. For the other named executive officer and all other eligible employees, generally, time-vested restricted stock awards are made annually. Grants were historically awarded annually by the Committee at its July meeting, which coincided with the timing of the first annual equity grants that were awarded shortly after our spin-off in July 2002. Since 2008, annual time-vested restricted stock awards have been awarded in the first quarter of the year in order to better synchronize the payment of cash incentive bonus awards with the withholding tax liability resulting from restricted stock vesting.

In 2009, the Chief Financial Officer received a time-vested restricted stock award of 7,000 shares, which was 1,500 shares more than he received in 2008. The Chief Financial Officer’s 2009 time-vested restricted stock award was recommended to the Committee by the Chief Executive Officer and the Chief Investment Officer. The Committee approved the Chief Financial Officer’s 2009 restricted stock award based upon the results of the Chief Financial Officer’s performance evaluation as discussed above. The 2009 restricted stock award vests as follows: 50% after two years, 75% after three years and 100% after four years, subject, in most cases, to the Chief Financial Officer’s continuing employment.

Performance-Based Restricted Stock Awards

The Committee believes that granting performance-based restricted stock awards to the Chief Executive Officer and the Chief Investment Officer strongly aligns their interests with our stockholders and clients. These awards also allow them to participate in any growth in our value to which they contribute.

In 2006, the Committee made restricted stock awards to the Chief Executive Officer and the Chief Investment Officer that vest over several years in accordance with pre-approved performance goals. The maximum number of shares of restricted stock that may become vested under these awards is 100,000 shares, in the case of the Chief Executive Officer, and 300,000 shares, in the case of the Chief Investment Officer. The performance goal is based upon our adjusted pre-tax income, which is determined based on our audited financial statements and is equal to our income before income taxes increased by the expenses incurred for the year for (i) the annual cash incentive awards earned by the Chief Executive Officer and the Chief Investment Officer, (ii) incentive compensation for all other Company employees, and (iii) performance-based restricted stock awards to the Chief Executive Officer and the Chief Investment Officer. The Committee chose adjusted pre-tax income as the basis for the performance formula because it believes that such financial measure is a meaningful indicator of our performance and profitability and also believes that structuring the performance-based annual incentive awards in this way closely aligns the interests of these executives with our stockholders. The vesting of the restricted stock will occur over a period of four years from the date of grant, for our Chief Executive Officer, and over a period of six years from the date of grant, for our Chief Investment Officer. Each year’s vesting is based upon the attainment of an adjusted pre-tax income target established by the Committee at the beginning of the year. If the pre-established performance target is not met for a particular year, the shares that would have vested in that year may become vested in a subsequent year if the target for the subsequent year is attained.

For 2009, the Chief Executive Officer and the Chief Investment Officer were eligible to become vested in the applicable percentage of his or her performance-based restricted shares if our adjusted pre-tax income for 2009 was at least $12,075,000, representing a compound annual growth rate of 7% over the adjusted pre-tax income for the year 2004. On February 24, 2010, the Committee certified that the performance goal for 2009 was achieved and the Chief Executive Officer vested in 25,000 shares and the Chief Investment Officer vested in 50,000 shares. As allowed in our Plan and approved by the Committee, the Chief Executive Officer surrendered 8,086 and the Chief Investment Officer surrendered 17,800 of these shares in order to partially satisfy tax withholding requirements due to the vesting of these shares.

Performance-based restricted stock awards for the Chief Executive Officer and the Chief Investment Officer are designed to qualify for exemption from the deduction limitation provisions of 162(m) of the Internal Revenue Code (“Section 162(m)”). The specific performance goal for which the Chief Executive Officer’s and the Chief Investment Officer’s performance-based restricted stock awards vest for the year is established within 90 days after the beginning of the vesting year, as required by Section 162(m).

The Company does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Committee prior to granting equity awards, the Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee and Post-Retirement Benefits

We offer employee and post-retirement benefits to all Company employees, including the named executive officers, in order to provide them with a reasonable level of financial support in the event of injury, illness, or disability and to provide them with the ability to accumulate retirement savings. All Company employees are eligible to participate in all benefit programs including medical, dental and vision insurance coverage, disability insurance and life insurance. In addition, all employees are eligible to participate in the Westwood Holdings Group, Inc. Savings Plan (the “Savings Plan”). The cost of health insurance and the Savings Plan is partially borne by employees, including the named executive officers. We bear the cost of disability insurance and a set amount of term life insurance for all employees.

Savings Plan and Matching Contributions

Under the Savings Plan, all Company employees are eligible to participate in our qualified 401(k) plan. The 401(k) plan allows employees to contribute up to 100% of their salary subject to the IRS annual maximum. We fully match employee contributions up to 6% of their eligible compensation. Employees are vested immediately in their 401(k) contribution as well as the company match.

Profit Sharing Contributions

The Savings Plan also authorizes us to make discretionary contributions to employees’ Savings Plan accounts based on our profitability and performance. The profit sharing component of the Savings Plan is meant to be broad-based and all employees are eligible for discretionary profit sharing contributions. Profit sharing contributions are subject to a six-year graded vesting schedule based on an employee’s years of service. In 2009, we made a discretionary contribution for all employees equal to 4% of their eligible compensation. In 2009, the Company made aggregate 401(k) Company matching contributions and Company profit sharing contributions of $24,500 for each named executive officer.

Perquisites

We do not provide significant perquisites or personal benefits to the named executive officers.

Tax and Accounting Implications

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) disallows a federal income tax deduction to publicly-held companies for certain compensation paid to the chief executive officer and certain other highly-compensated officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. However, performance-based compensation that meets certain requirements is excluded from this $1 million limitation.

In designing our compensation program, the Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of executive compensation. The Committee considers it important to preserve the tax deductibility of compensation for its named executive officers, consistent with achieving its goal of retaining its executive management team; however, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

Base Salary. We believe that the 2009 base salary paid to the named executive officers covered by Section 162(m) will not exceed the Section 162(m) limit and will be fully deductible by us under Section 162(m).

Performance-based Annual Cash Incentive Awards. Performance-based annual cash incentive awards granted to our Chief Executive Officer and Chief Investment Officer in 2009 pursuant to the annual formulas approved by our stockholders in 2006 are designed to meet the deductibility requirements of Section 162(m). It is anticipated that the annual cash incentive compensation earned by all of our named executive officers for 2009 will be fully deductible by us under Section 162(m).

Performance-based Restricted Stock Awards. As indicated, the restricted stock awards granted to the Chief Executive Officer and the Chief Investment Officer in 2006 and the annual performance-based vesting conditions associated with those awards, were approved by our stockholders in 2006. It is anticipated that we will be entitled to a tax deduction for all of the taxable compensation earned by all of our named executive officers for 2009 with respect to the vesting of their restricted stock awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Frederick R. Meyer, Chairman
Richard M. Frank
Geoffrey R. Norman
Raymond E. Wooldridge

2009 Summary Compensation Table

The following table summarizes all compensation earned by our named executive officers in the years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compen- sation ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Brian O. Casey, Chief Executive Officer	2009	450,000	—	470,250	597,608	24,500	1,542,358
	2008	450,000	15,323	470,250	734,141	29,900	1,699,614
	2007	450,000	107,800	470,250	462,460	24,750	1,515,260
William R. Hardcastle, Jr., Vice President, Chief Financial Officer	2009	175,000	110,000	214,830	—	24,500	524,330
	2008	175,000	113,000	196,075	—	29,900	513,975
	2007	160,000	105,000	196,620	—	21,547	483,167
Susan M. Byrne, Chief Investment Officer	2009	750,000	—	940,500	1,593,622	24,500	3,308,622
	2008	750,000	—	940,500	1,998,573	29,900	3,718,973
	2007	750,000	—	940,500	1,520,720	24,750	3,235,970

Notes, by column letter:

(d)	Mr. Casey was granted discretionary bonus awards in July 2008 and 2007 of $15,323, and $107,800, respectively, to assist in the payment of his tax obligations relating to the vesting of restricted stock awards. Mr. Hardcastle was granted non-plan cash incentive awards, which were not based upon any pre-established performance goals, from a Company-wide bonus pool of $110,000, $113,000 and $105,000 in 2009, 2008 and 2007, respectively. See the “Compensation Discussion & Analysis” section above for a further description of Mr. Hardcastle’s awards.

(e)	The amounts contained in column (e) reflect (1) for Mr. Casey and Ms. Byrne, the aggregate grant date fair value of the tranche of their 2006 performance-based restricted stock awards that was subject to vesting in the respective year (25,000 shares and 50,000 shares, respectively, for each of 2007, 2008 and 2009), and (2) for Mr. Hardcastle, the aggregate grant date fair value of his time-vested restricted stock award granted in the respective year, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), “Stock Compensation” (formerly FASB Statement No. 123(R)) (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in footnote “9. Employee Benefits” of our audited financial statements, which are included in our 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. See the “Compensation Discussion & Analysis” section above for a further description of these restricted stock awards.

(f)	The amounts in column (f) reflect the cash payment of 3% and 8% of our adjusted pre-tax income for the respective year to Mr. Casey and Ms. Byrne, respectively, in accordance with their performance-based annual cash incentive awards. The Company’s adjusted pre-tax income for 2009, 2008 and 2007 was $19,920,273, $24,982,158 and $19,008,999, respectively. See the “Compensation Discussion & Analysis” section above for a further description of these cash incentive awards.

(g)	The amounts in column (g) reflect 401(k) Company matching contributions and Company profit sharing contributions to the Westwood Holdings Group, Inc. Savings Plan. See the “Compensation Discussion & Analysis” section above for a further description of the plan contributions in 2009.

We have employment agreements with Brian O. Casey and Susan M. Byrne. Under these agreements these officers receive a minimum base salary, are eligible to receive performance-based and discretionary bonuses, receive restricted shares (subject to performance conditions), could become fully vested in their unvested equity compensation (depending on the cause of termination of employment) and could receive salary and benefits for one year after the termination of their employment (depending on the cause of termination of employment). In accordance with the terms of his employment agreement, Mr. Casey is paid a minimum annual salary of $450,000 and may receive a maximum performance-based annual incentive award of 3% of our adjusted pre-tax income. In accordance with the terms of her employment agreement, Ms. Byrne is paid a minimum annual salary of $750,000 and may receive a maximum performance-based annual incentive award of 8% of our adjusted pre-tax income. The agreements expire on April 30, 2010 for the Chief Executive Officer and April 30, 2012 for the Chief Investment Officer. It is anticipated that the Company will enter into another employment agreement with the Chief Executive Officer upon the expiration of his current agreement. See the “Executive Employment Agreements” section set forth below for further discussion of these employment agreements.

Grants of Plan-Based Awards in 2009

The following table summarizes all grants of plan-based awards made to our named executive officers in 2009. All equity plan-based awards in the following table consisted solely of restricted shares of our common stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#) (i)	Grant Date Fair Value of Stock ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Brian O. Casey	12/31/09	N/A	597,608	N/A
	1/9/09				N/A	25,000	N/A		470,250
William R. Hardcastle, Jr.	2/5/09	—	—	—	—	—	—	7,000	214,830
Susan M. Byrne	12/31/09	N/A	1,593,622	N/A
	1/9/09				N/A	50,000	N/A		940,500

Notes, by column letter:

(d)	The amounts in column (d) reflect the payment of 3% and 8% of our 2009 adjusted pre-tax income to Mr. Casey and Ms. Byrne, respectively, in accordance with their performance-based annual cash incentive awards. See the “Compensation Discussion & Analysis” section above for a further description of these cash incentive awards. There were no threshold or maximum award levels for these performance-based annual cash incentive awards.

(g)	The amounts in column (g) reflect the tranche of Mr. Casey’s and Ms. Byrne’s performance-based restricted stock awards that is subject to vesting in 2009 upon our adjusted pre-tax income for 2009 being at least $12,075,000, representing a compound annual growth rate of 7% over the adjusted pre-tax income for the year 2004. See the “Compensation Discussion & Analysis” section above for a further description of these performance-based restricted stock incentive awards. There were no threshold or maximum award levels for these performance-based annual restricted stock awards.

(i)	The amount in column (i) reflects the time-vested restricted stock award granted to Mr. Hardcastle in 2009 in accordance with our Stock Incentive Plan. The shares vest as follows: 50% after two years, 75% after three years and 100% after four years.

(j)	The amounts in column (j) reflect the aggregate grant date fair value of (1) the tranche of Mr. Casey’s and Ms. Byrne’s performance-based restricted stock award that is subject to vesting in 2009, and (2) Mr. Hardcastle’s time-vested restricted stock award granted in 2009, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in footnote “9. Employee Benefits” of our audited financial statements, which are included in our 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. The grant date fair value for Mr. Hardcastle’s award was $30.69 per share. The grant date fair value for Mr. Casey and Ms. Byrne’s awards were $18.81 per share, the price at the original grant date in May 2006.

Stock Incentive Plan

All cash and equity-based incentive awards are governed by the Westwood Holdings Group, Inc. Third Amended and Restated Stock Incentive Plan, which permits the award of 2,648,100 shares of our common stock under the Stock Incentive Plan.

Awards under the Stock Incentive Plan consist of cash or our authorized common stock. Awards under the Stock Incentive Plan may be made to key employees, including officers and directors who may be employees, and non-employee directors, consultants or advisors. Any shares issued under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares or a combination thereof.

The Stock Incentive Plan authorizes the grant of several types of equity-based awards, including incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, stock purchase rights and performance shares (in the form of deferred stock awards). The Stock Incentive Plan also authorizes cash awards in the form of annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Stock Incentive Plan may be utilized in the future if determined appropriate by the Committee. To date the Committee has limited its equity-based awards under the Stock Incentive Plan to NSOs and restricted stock, and in the future the Committee expects that its equity-based awards will likely be limited to restricted stock. The Committee believes that restricted stock is the most effective vehicle to align the interests of employees with stockholders and clients. Unless the Committee determines otherwise, recipients of restricted stock have voting rights and receive dividends on vested and unvested shares. The Committee believes that the terms and conditions for restricted stock awards offer the best balance of providing value to the employee if we, as a company, are successful as well as providing a mechanism to retain key employees over the long-term as they build a meaningful portion of their wealth in the form of equity in us that will not be realized if they leave our employ.

The Board or the Committee administers the Stock Incentive Plan with respect to all eligible individuals. Cash incentive awards earned in a given year are typically communicated to employees and paid in the first quarter of the following year to coincide with year-end performance reviews. In 2007, 2008 and 2009, a portion of certain employees’ cash incentive bonus was paid at mid-year to coincide with the personal tax liability resulting from restricted stock vesting. Restricted stock grants were historically awarded annually by the Committee in its July meeting, which coincided with the timing of the first annual equity grants that were awarded shortly after our spin-off in July 2002. Since 2008, annual time-vested restricted stock awards have been awarded in the first quarter of the year in order to better synchronize the payment of cash incentive bonus awards with the withholding tax liability resulting from restricted stock vesting.

Restricted stock awards are subject to the following four-year vesting schedule: 50% after two years, 75% after three years and 100% after four years. The Committee believes that this long-term vesting schedule is effective in acting as a retention tool for named executive officers as well as other employees. All other employees in addition to the named executive officers, but excluding the Chief Executive Officer and Chief Investment Officer, as described above, are eligible to receive restricted stock awards. The process of determining the size of awards for other employees is similar to the process used with respect to the Chief Financial Officer, although the performance evaluation criteria are specific to each employee’s job level and function.

The Committee makes all determinations involving awards that are exempt from the deduction limitations of Section 162(m). Determinations of the Committee are final, conclusive, and binding upon all persons having an interest in the Stock Incentive Plan. However, any action or determination by the Committee specifically affecting or relating to an award to a non-employee director will be approved and ratified by the Board of Directors. Any employee, consultant, advisor or non-employee director will be eligible to be selected as a participant under the Stock Incentive Plan by the Committee.

Executive Employment Agreements

The Committee believes that the retention of our named executive officers and other key employees is critical to our opportunity for future success. In order to formalize a long-term commitment with the top two executive officers, we entered into employment agreements with our Chief Executive Officer, Brian O. Casey, and our Chief Investment Officer, Susan M. Byrne in 2006. The agreements broadly address the terms of their employment with the Company, including, among other things, duties, compensation and benefits, termination, and the effect of termination.

In addition, the employment agreements include non-solicitation covenants and non-competition covenants that extend for a period of one year following the date of termination.

The Committee determined that the Chief Executive Officer is critical to our future success, due to his significant responsibilities and contributions to the ongoing day-to-day operation of the business, his involvement in marketing our products, his development and direction of strategic initiatives, as well as his participation in the development of new products and our investment processes. As a result, the Committee determined that it was in our best interests to enter into an employment agreement with the Chief Executive Officer that is effective through April 30, 2010. It is anticipated that the Company will enter into another employment agreement with the Chief Executive Officer upon the expiration of his current agreement.

The Committee determined that the Chief Investment Officer is critical to our future success, due to her significant responsibilities and contributions to the development of our investment philosophy and process, her day-to-day operation and oversight of our investment function, her integral importance to the ongoing success of our investment process as well as her involvement in product development, strategic initiatives and marketing our products. As a result, the Committee determined that it was in our best interests to enter into an employment agreement with the Chief Investment Officer that is effective through April 30, 2012.

The Committee negotiated the employment agreements with each executive and believes the terms and conditions included in the employment agreements are in our best interests and accomplish the objective of securing the continued long-term employment of the Chief Executive Officer and Chief Investment Officer.

Outstanding Equity Awards at December 31, 2009

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g)	Market Value of Shares of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (j)
Brian O. Casey	12,000	12.90	7/02/12	—	—	—	—
William R. Hardcastle, Jr.	5,000	12.90	7/02/12	17,500	635,950	—	—
Susan M. Byrne	—	—	—	—	—	100,000	3,634,000

Notes, by column letter:

(g)	The shares in column (g) will vest according to the following schedule provided the individual is, in most cases, still employed by us on the vesting date.

	Shares scheduled to vest
Name	2010	2011	2012	2013
William R. Hardcastle, Jr.	6,250	6,375	3,125	1,750

Mr. Hardcastle’s shares will vest as follows: February 23, 2010: 2,750 shares; July 1, 2010: 3,500 shares; February 23, 2011: 4,875 shares; July 1, 2011: 1,500 shares; February 23, 2012: 3,125 shares; February 23, 2013: 1,750 shares.

(i)

The shares in column (i) will vest according to the following schedule provided that (1) in most cases, the individual is still employed by us on the vesting date, and (2) the performance goal specified for the year indicated is met. The performance goal is based on our adjusted pre-tax income, determined based on our audited financial statements. Each year during the applicable vesting period, the Compensation Committee will establish a specific goal for that year’s vesting of the restricted shares, which will be based in all cases upon our adjusted pre-tax income. The specific performance goal for each year will be established no later than March 31 of the vesting year, as required by Section 162(m). If in any year during the vesting period the performance goal is not met, the Committee may establish a goal for a subsequent vesting period, which if achieved or exceeded may result in full or partial vesting of the shares that did not otherwise become vested in a prior year.

	Shares scheduled to vest as of December 31,
Name	2010	2011
Susan M. Byrne	50,000	50,000

(h), (j)	The amounts in columns (h) and (j) reflect the value of the shares shown in columns (g) and (i), respectively, multiplied by $36.34, the closing market price of our common stock as of December 31, 2009.

Option Exercises and Stock Vested in 2009

The following table summarizes all options exercised and shares vested by our named executive officers for the year ended December 31, 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Brian O. Casey	—	—	28,125	1,039,406
William R. Hardcastle, Jr.	—	—	8,125	340,356
Susan M. Byrne	—	—	50,000	1,817,000

Notes, by column letter:

(e)	Values in column (e) reflect 3,125 and 8,125 shares of time-vested restricted stock for Mr. Casey and Mr. Hardcastle, respectively that vested as of July 1, 2009 at a market value of $41.89 per share and 25,000 and 50,000 shares of performance-based restricted stock for Mr. Casey and Ms. Byrne, respectively that were vested as of December 31, 2009 at a market value of $36.34 per share.

Potential Payments Upon Termination or Change in Control

Set forth below is a summary of the compensation and benefits payable to our Chief Executive Officer and our Chief Investment Officer in the event their employment is terminated. For purposes of this disclosure, we have assumed a December 31, 2009 termination date. We have executive employment agreements with our Chief Executive Officer and our Chief Investment Officer. For further information on the employment agreements, see “Executive Employment Agreements” above. Under the terms of our Stock Incentive Plan, in the event of Mr. Hardcastle’s death or a “change in control” of the Company, Mr. Hardcastle’s unvested restricted stock awards would vest. These shares had a value of $635,950 as of December 31, 2009.

Under the employment agreements in place, the payments could vary depending on the cause of termination and whether or not the Board of Directors elects to enforce a non-compete agreement. Additionally, these agreements contain a “single trigger” change in control provision pursuant to which our Chief Executive Officer and our Chief Investment Officer are entitled to certain payments and benefits in the event they voluntarily terminate their employment with the Company within the ninety-day period immediately following the date that is three (3) months following Change in Control of the Company. The Committee believes that a “single trigger” change in control provision (1) provides a powerful retention device during change in control discussions, and (2) ensures our Chief

Executive Officer and our Chief Investment Officer are not deprived of the benefits that they earned or reasonably should expect to receive if there was no change in control. The various payment scenarios are described below.

Payments upon termination without cause where the non-compete agreement is enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination without cause where the non-compete agreement is not enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments for twelve months,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is not enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination by the executive with good reason (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to a change in control (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to death

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive’s eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to disability

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares may be fully vested at the Board of Directors’ discretion.

The following tables show the amounts each officer would receive under different scenarios.

Chief Executive Officer severance and change in control arrangements:

Benefits/payments upon termination	For cause or voluntary Termination without good reason		Without cause		Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	N	Y	N/A	N/A

Base salary for an additional year	$450,000	$—	$450,000	$—	$450,000	$—	$—
Incentive cash awards (1)	597,608	597,608	597,608	597,608	597,608	597,608	597,608
Medical benefits (4)	13,268	13,268	13,268	13,268	13,268	13,268	13,268

Total	$1,060,876	$610,876	$1,060,876	$610,876	$1,060,876	$610,876	$610,876

Chief Investment Officer severance and change in control arrangements:
Benefits/payments upon termination	For cause or voluntary Termination without good reason		Without cause		Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	N	Y	N/A	N/A

Base salary for an additional year	$750,000	$—	$750,000	$—	$750,000	$—	$—
Incentive cash awards (1)	1,593,622	1,593,622	1,593,622	1,593,622	1,593,622	1,593,622	1,593,622
Performance shares (2)	—	—	3,634,000	3,634,000	3,634,000	3,634,000	3,634,000
Disability benefits (3)	—	—	—	—	—	—	54,000
Medical benefits (4)	4,814	4,814	4,814	4,814	4,814	4,814	4,814

Total	$2,348,436	$1,598,436	$5,982,436	$5,232,436	$5,982,436	$5,232,436	$5,286,436

Notes:

(1)	Incentive cash awards are estimated assuming the termination event occurred on the last business day of the year and that the Board certified these incentive cash payments as earned in 2009 (the incentive payment amounts are calculated as 3% and 8% of our adjusted pre-tax income, as defined, for the Chief Executive Officer and the Chief Investment Officer, respectively).

(2)	All performance shares accelerated vesting amounts shown in the preceding tables are estimated using our stock price as of the last day of business in 2009, $36.34 per share. Amounts shown under the Disability column are subject to accelerated vesting at the discretion of our Board.

(3)	The Chief Investment Officer is covered by a disability insurance policy, the premiums of which are paid by the Company with the Chief Investment Officer named as the beneficiary. The estimated benefits shown assume that a disability that causes termination of employment occurred on December 31, 2009 and that the disability is permanent. The benefits would be paid by the insurance company in monthly installments of $2,000 beginning approximately four months after the disability occurred and would continue until August 1, 2012.

(4)	The amount reflects the Company’s estimated premiums to continue medical benefits for the executive and dependents, as applicable, for twelve months after termination.

The amounts shown in the preceding tables do not include payments and benefits to the extent they are paid to all employees upon termination of employment, including:

•	accrued salary and vacation pay,

•	distribution of the balance held by the individual under our 401(k) plan, and

•	amounts paid under other benefit plans, including our family and medical leave of absence and long-term disability programs.

Definitions under the terms of the Executive Employment Agreements

Termination for cause could occur due to any of the following events:

•	executive’s conviction of any felony or other serious crimes;

•

executive’s material breach of any of the terms of the employment agreement or any other written agreement or material company policy to which the executive and the Company are parties or are bound, if such breach shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to the executive;

•	wrongful misappropriation by the executive of any money, assets, or other property of the Company or a client of the Company;

•

willful actions or failures to act by the executive which subject the executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

•	executive’s commission of fraud or gross moral turpitude; or

•	executive’s continued willful failure to substantially perform executive’s duties under the applicable agreement after receipt of written notice thereof and an opportunity to so perform.

Termination for good reason could occur due to the occurrence of any of the following events without the written consent of the executive:

•	any material breach by the Company of the employment agreement (including any reduction in the executive’s base salary);

•

any material adverse change in the status, position or responsibilities of the executive, including a change in the executive’s reporting relationship so that he no longer reports to the Board of Directors, the removal from or failure to re-elect the executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, and the executive serves only as an officer of the subsidiary company;

•	assignment of duties to the executive that are materially inconsistent with the executive’s position and responsibilities described in his or her employment agreement;

•

the failure of the Company to assign the employment agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the employment agreement; or

•	requiring the executive to be principally based at any office or location more than twenty-five (25) miles from the current offices of the Company in Dallas, Texas.

The executive may terminate his employment without good reason at anytime by giving thirty days notice.

The Company may terminate the executive’s employment without cause at anytime.

Change in Control shall mean:

•

a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged;

•	a dissolution of the Company;

•	a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities;

•

a transaction or series of transactions that results in any entity, “Person” or “Group”, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•

during any period of two (2) consecutive years commencing on or after January 1, 2006, individuals who at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, or (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control.

Disability shall mean any medically determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders the executive unable to perform the duties required under the employment agreement.

PROPOSAL 2:

Ratification of Appointment of Grant Thornton LLP as Independent Auditors

Our Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2010. Representatives of Grant Thornton LLP are expected to attend the annual meeting to answer appropriate questions and may make a statement if they so desire.

Fees Billed by Grant Thornton LLP

Audit Fees. The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and testing as required by Sarbanes-Oxley Section 404, or for services that are normally provided in connection with statutory or regulatory filings or engagements for the years ended December 31, 2009 and 2008 were $216,300 and $201,600, respectively.

Audit-Related Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2009 and 2008.

Tax Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2009 and 2008.

All Other Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2009 and 2008.

Pre-approval policies and procedures for audit and non-audit services. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent auditors. Each year the Audit Committee considers for approval the independent auditor’s engagement to render audit services, as well as a list prepared by management of anticipated non-audit services and related budget estimates. During the course of the year, management and the independent auditor are responsible for tracking all services and fees to insure that they are within the scope pre-approved by the Audit Committee. To insure prompt handling of unexpected matters, the Audit Committee has delegated to its chairman the authority to amend or modify the list of approved permissible non-audit services and fees, provided the chairman reports any action taken to the Audit Committee at its next meeting.

The Audit Committee approved all audit fees billed by Grant Thornton LLP for the years ended December 31, 2009 and 2008.

Vote Sought and Recommendation

Although stockholder action on this matter is not required, the appointment of Grant Thornton LLP is being recommended to the stockholders for ratification. The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote, a quorum being present, is needed to ratify the appointment of Grant Thornton LLP as independent auditors for 2010. If not otherwise specified, the shares represented by properly executed, returned proxy cards will be voted “FOR” the ratification of Grant Thornton LLP. Broker non-votes and abstentions will be treated as shares that are present and entitled to vote for quorum purposes; however, broker non-votes and abstentions will not otherwise affect the outcome of a vote on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF

GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is a current or former officer or employee of Westwood or its subsidiaries or has had a relationship requiring disclosure by Westwood under applicable federal securities regulations. No executive officer of Westwood served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For 2009 the members of our Compensation Committee were Mr. Meyer (Chairman), Mr. Frank, Mr. Norman and Mr. Wooldridge.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Teton Advisors, Inc. and Affiliates

We provide investment advisory services to the GAMCO Westwood Funds family of mutual funds pursuant to a subadvisory agreement with Teton Advisors, Inc.. Based on SEC filings, we believe that GAMCO Investors, Inc., an affiliate of Teton Advisors, Inc., owned 12.9% of our common stock as of March 5, 2010. During 2009, Teton Advisors, Inc. paid subadvisory fees to Westwood Management Corp., our subsidiary, in the amount of $617,000. Westwood Management also owns shares of Class A Common Stock in Teton Advisors, Inc., representing a 15.3% economic interest.

Review and Approval of Related Party Transactions

All future material transactions involving affiliated parties will be subject to approval by a majority of our disinterested directors. We have a written policy addressing the review and approval of related party transactions that is entitled our Conflict of Interest Policy. The Conflict of Interest Policy provides that, except with the Board of Directors’ prior knowledge and consent, no director, officer or employee of Westwood or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Westwood. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests as a whole, and specifically includes all related party transactions and relationships we are required to disclose in our proxy statement.

In the event the Board of Directors’ consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of approved any transaction must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.

John Porter Montgomery, who is related to Ms. Byrne, Chairman and Chief Investment Officer of the Company, was employed by the Company during 2009 and received total compensation that exceeded $120,000. Mr. Montgomery is compensated in a manner consistent with our policies that apply to all employees.

Management Accounts

Certain of our directors, executive officers and their affiliates invest their personal funds directly in accounts held and managed by us. All such funds are managed along with, and on the same terms as, funds deposited by our other clients. These individuals are charged management fees for our services at a preferred fee rate, which rate is consistent with fees charged to our other select clients who are not members of our Board of Directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 5, 2010, there were 7,310,493 shares of common stock issued and entitled to vote at the annual meeting. Except where otherwise indicated, the following table sets forth certain information, as of March 5, 2010, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

•	each stockholder who is known by us to own more than five percent (5%) of the outstanding common stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Beneficial Owners (1)	Number of Shares Beneficially Owned(2)	Percent of Class
5% Beneficial Owners
GAMCO Investors, Inc. (3)(4)	941,700	12.9%
Third Avenue Management LLC (3)(5)	492,087	6.7%
Royce & Associates, LLC (3)(6)	473,700	6.5%
Directors and Named Executive Officers
Brian O. Casey (2)	309,514	4.2%
Susan M. Byrne	905,000	12.4%
William R. Hardcastle, Jr. (2)	58,350	*
Tom C. Davis	3,000	*
Richard M. Frank	28,520	*
Robert D. McTeer	5,500	*
Frederick R. Meyer	41,593	*
Jon L. Mosle, Jr.	58,000	*
Geoffrey R. Norman	3,250	*
Raymond E. Wooldridge (2)	70,503	*
All directors and named executive officers as a group (10 Persons)	1,483,230	20.2%

*	Less than 1%

(1)	The address of each director and named executive officer is 200 Crescent Court, Suite 1200, Dallas, Texas, 75201.

(2)	Includes shares subject to options that may be acquired within 60 days after March 5, 2010. Such shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Individuals listed above with rights to acquire shares within 60 days of March 5, 2010 include: Mr. Casey with rights to 12,000 shares, Mr. Hardcastle with rights to 5,000 shares and Mr. Wooldridge with rights to 2,500 shares.

(3)	The beneficial ownership information reported for this stockholder is based upon the most recent Form 4, Form 13F or Schedule 13G filed with the SEC by such stockholder.

(4)	Pursuant to the Form 4 filed by GAMCO Investors, Inc., or GAMCO, on March 4, 2010, GAMCO stated that these shares are beneficially owned by Mario J. Gabelli, c/o GAMCO, One Corporate Center, Rye, NY 10580, and GGCP, Inc.

(5)

The address of Third Avenue Management LLC, or TAM, is 622 Third Avenue, 32nd Floor, New York, New York 10017-6715. On February 16, 2010, TAM reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 492,087 shares.

(6)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. On January 26, 2010, Royce & Associates reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 473,700 shares.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by us to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of Westwood as of and for the fiscal year ended December 31, 2009 with management and the independent auditors. Management is responsible for Westwood’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of Westwood’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and NYSE rules, and, although the Board of Directors has determined that Mr. Meyer is an “audit committee financial expert” as defined by SEC rules, neither Mr. Meyer, nor any other member of the Audit Committee, represents themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

The Audit Committee received from Grant Thornton LLP, Westwood’s independent auditors, a formal written statement describing all relationships between the firm and Westwood that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with Grant Thornton any relationships that may impact their objectivity and independence, and, based on such information, satisfied itself as to Grant Thornton’s independence. The Audit Committee also discussed with management, Westwood’s internal auditors and the independent auditors the quality and adequacy of Westwood’s internal controls and the audit scope and plans for audits performed by the internal auditors and the independent auditors.

The Audit Committee also discussed with Grant Thornton all communications required by generally accepted auditing standards used in the United States, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Grant Thornton’s examination of the consolidated financial statements of Westwood.

For the fiscal year 2009, management completed the documentation, testing and evaluation of Westwood’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of Westwood’s internal control over financial reporting as of December 31, 2009.

Based upon the above-mentioned review and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that Westwood’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Raymond E. Wooldridge, Chairman
Tom C. Davis
Richard M. Frank
Robert D. McTeer
Frederick R. Meyer
Jon L. Mosle, Jr.
Geoffrey R. Norman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

To Westwood’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that our officers, directors and greater-than-ten-percent beneficial owners timely complied with all Section 16(a) filing requirements applicable to them.

STOCKHOLDER PROPOSALS

For a request to be timely, we must receive any stockholder proposal intended for inclusion in the proxy materials for our annual meeting to be held in 2011 no later than November 11, 2010 to have such Proposal included in our proxy statement for the 2011 annual meeting. You must submit your Proposal in writing to our Corporate Secretary:

Brian O. Casey

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 756-6900

ANNUAL REPORT

Our Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2009, is being mailed to you along with this proxy statement. Upon written request, we will provide, without charge to any stockholder, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules to such report. Such request should be directed to:

Brian O. Casey

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 756-6900

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 200 Crescent Court, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary, to inform Westwood of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as proxy holder in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Brian O. Casey
Chief Executive Officer, President and Secretary

March 11, 2010

WESTWOOD HOLDINGS GROUP, INC.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING TO BE HELD ON APRIL 21, 2010.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2010

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2009 Annual Report, the Proxy Statement and any other additional soliciting materials, are available via the Internet by accessing the Company’s website at http://ir.westwoodgroup.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

The undersigned hereby appoints Brian O. Casey and William R. Hardcastle, Jr., jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of Westwood Holdings Group, Inc. which the undersigned is entitled to vote at the annual meeting of the common stockholders to be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Wednesday, April 21, 2010, at 10:00 a.m., Central time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any proxy or proxies heretofore given.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side.)

▲  FOLD AND DETACH HERE  ▲

The board of directors recommend a vote FOR all Proposals			Please mark your
			votes as indicated	X
in this example.

1.	The election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified.

☐  FOR ALL NOMINEES (except for the names struck out below)

(Susan M. Byrne, Brian O. Casey, Tom C. Davis, Richard M. Frank, Robert D. McTeer, Jon L. Mosle, Jr., Geoffrey R. Norman and Raymond E. Wooldridge)

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2010.
	☐ FOR	☐ AGAINST		☐ ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Date

Signature

Signature, If Jointly Held

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign you name, title and state your capacity. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE